AGREEMENT OF PURCHASE AND SALE OF ASSETS Aurelio Resource Corporation and C3 Resources, Inc.

June 15, 2009

     This Agreement is made as of the date indicated above between Aurelio Resource Corporation (Buyer), a Nevada corporation, having its principal office at 12345 West Alameda Parkway, Suite 202 Lakewood, Colorado 80228 and C3 Resources, Inc., Delaware Corporation (Seller), having its principal office at Suite 9, 275 Third Street, Elko, Nevada 89803 with a Mailing Address: C3 Resources, Inc., P.O. Box 1450, Elko, Nevada 89803-1450.

     WHEREAS, Buyer and Seller entered into a Letter of Intent dated May 19, 2009 concerning the purchase by Buyer of certain assets of Seller, reference to said Letter of Intent is hereby made for all purposes; and

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and subject to the conditions of this agreement, certain properties and assets of Seller records, exploration data and information, drill results and other similar and dissimilar information related thereto; and

     NOW THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

ARTICLE ONE

PURCHASE AND SALE OF ASSETS AND LEASE OF REAL PROPERTY

     1.01 Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, quitclaim, convey, transfer, assign, deliver and otherwise conveys to Buyer and its successors and assigns, and Buyer agrees to purchase from Seller all of those certain assets and rights of Seller of every kind, character, and description, whether tangible, intangible, personal, or mixed, and wherever located, all of which are collectively referred to as the Assets For purposes hereof, these Assets are further described and defined in Exhibit A, which Exhibit is attached hereto and incorporated herein for all purposes, and shall include including, but without limitation to, the interests of Seller in the real property described on Exhibit A (Premises), free and clear of all liens and encumbrances, TOGETHER WITH (a) all ores, minerals, materials and mineral rights (including all gold, silver, platinum group metals, iron, copper, molybdenum, lead, zinc, chalcopyrite, galena, sphalerite, bauxite, kaolin and all other materials or substances of any nature whatsoever, (excepting only oil, gas, and coal, found in natural deposits, whether similar or dissimilar in character to the foregoing) within the Premises (Mineral Substances), whether or not such Mineral Substances were given any commercial consideration by the Parties at the time of execution of this Agreement; (b) all options, contracts, easements, leases and rights-of-way reserved or, subsequent to the effective date of the Agreement, granted in or upon and pertaining to the Premises; (c) all dips, spurs and extralateral rights thereon or therefrom; (d) all dumps, severed ore, fixtures and improvements thereon; (e) all exploration data and other information related to the Premises, including, but not limited to, all maps, drill results (in electronic and other format), all title information and related location notices and certificates, all interpretive memoranda prepared by Seller concerning the Premises, all third party reports relating to the Premises, all notes concerning negotiations concerning transactions relating to the Premises, etc.; and (f) all and singular, the tenements, hereditaments and appurtenances belonging to or in any way appertaining to the Premises, including (i) the right to sample, map, survey, or conduct any other exploration or investigatory activities and (ii) all information regarding any exploration or development of the Premises that is in the possession of or available to the Seller. This Article shall be liberally construed in favor of Buyer and the ambiguities, if any, shall be construed and resolved in favor of Buyer.

     1.02 Consideration. As full consideration for the transfer of the Assets by Seller to Buyer, Buyer shall deliver at the closing, 47,750,000 Common Shares of the Buyer, in accordance with the provisions of paragraph 8.03. Seller acknowledges that the Common Shares to be received from Buyer as the Purchase Price consideration have not been, and may not be, registered under the Securities Act of 1933, as amended (the 1933 Act), nor under any state securities or blue sky laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S under the 1933 Act (Regulation S), except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case in accordance with applicable securities laws. The Common Shares to be issued to Seller will be restricted common stock with hold periods under applicable securities laws, and contain a restrictive legend evidencing same.

     1.03 Assumption of Liabilities. Buyer shall not assume any liabilities, obligations, or duties of the Seller by virtue of this Agreement, other than those set forth specifically in this Agreement.

The parties acknowledge, however, that all cash proceeds due to or received by the Seller prior to or subsequent to Closing (the Cash Proceeds) from any agreements, joint ventures, lease assignments or farm-outs signed or at an advanced stage of negotiations prior to the signing this Agreement (more specifically, the North Sleeper, Cortez-Carlin Corridor / Safford Canyon, Robinson Creek / Indian Creek, Veta Grande and Iron Butte) which are approved by Buyer will accrue to Seller, in an amount of up to three hundred seventy-five thousand dollars ($375,000) for the purposes of paying any outstanding documented bills of Seller related to the C3 Nevada Assets, said bills to be paid in the following order: first, outstanding bills generated by contractors, technical services, and supplies for work done in Nevada pertaining to the C3 Nevada Assets will be paid; secondly, payment of 2009 – 2010 BLM claim maintenance fees; and, thirdly, any other documented bills generated in Nevada pertaining to the C3 Nevada Assets. Both parties agree that any and all Cash Proceeds in excess of three hundred seventy-five thousand dollars ($375,000) paid from any such agreements, joint ventures, lease assignment or farm- outs or any portion of the $375,000 not needed to pay documented expenses, as well as any and all payments in shares, royalty interests and/or other forms of consideration, will be for the benefit of the Buyer.

     1.04 Taxes. Buyer shall pay any and all sales and use taxes arising out of the transfer of the Assets and Seller shall pay its portion, prorated as of the closing date, of state and local personal property taxes and assessments relating to the Assets transferred

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF SELLER

2.01 Warranties. Seller represents and warrants that:

     2.011 Title. Seller has good and marketable title to all the Assets and Premises, and is the owner of record. All these Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, security agreements, options, charges, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for those disclosed in Exhibits to this agreement. Seller further covenants and warrants to Buyer, which covenants and warranties shall survive any expiration or termination of this Agreement, that Seller is lawfully seized of the indefeasible estates in the Premises as further set forth in Exhibit A; that Seller has the right and power to convey the same for the purposes of this Agreement; and, with respect to any unpatented federal mining claims, subject only to the paramount title of the United States; that Buyer shall have quiet and peaceable possession of the Premises; that Seller will defend its title to the Premises against all persons who may claim the same; that Seller has not committed, nor will Seller in the future commit, any act or acts which will encumber or cause a lien to be placed against the Premises except subject and subordinate to the terms of this Agreement; that Seller has received no notice of violation of any environmental law, regulation or permit; that Seller has no knowledge of the occurrence of any violation of any environmental law, regulation or permit; and that Seller has received no notice of claim or demand by any person relating to the Premises. Seller agrees to make available to Buyer all instruments of title, or other data relating to or containing information with respect to the status of ownership of the Premises. In addition, in the event of any dispute or legal proceeding between Seller and third parties, with respect to title or ownership of the Premises, Buyer shall have the right at its sole discretion either to suspend the performance of its obligations under this Agreement until such dispute or legal proceeding has been settled, or, in the alternative, to make such payments due Seller hereunder to an escrow agent to hold pending the resolution of the dispute.

     2.012 Lesser Interest. If Sellers title to the Premises (or any portion thereof) is less than the interest as described in Exhibit A, Buyer shall have the right, without waiving any other rights it may have, to reduce all payments to be made to Seller hereunder by the same proportion as the undivided right and title actually owned by Seller bears to the entire undivided right and title to the Premises as described in Exhibit A. Any improvement in or enhancement of Sellers title to or interest in the Premises shall inure to the benefit of Buyer, without additional consideration to Seller.

     2.013 Tax Liabilities. Seller has paid all taxes, or will pay all taxes, which could result in a lien against any of the Assets being conveyed by this Agreement.

     2.014 Litigation. There is no suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Seller threatened, against or affecting the Assets. There is no suit, action, arbitration or other legal proceeding against Seller which, if determined adverse to Seller, would affect Sellers ability to compensate Buyer for Sellers breach, if any, of the warranties and covenants in this agreement. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. There is no order from environmental or other agencies respecting the Premises, nor has the Seller had notice from any governmental agency of any requirements respecting the Premises, other than payment of annual maintenance fees.

     2.015 No Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of this Agreement; (ii) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Seller or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which the property of Seller is bound; (iii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller or (iv) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Seller; or (v) violate any local, state or federal ordinances, laws or statutes, including without limitation any antitrust laws.

     2.016 Authority. Seller has the right, power, legal capacity, and authority to enter into, and perform its respective obligations under this Agreement, and no approvals or consents or any persons other than Seller are necessary in connection with it.

     2.017 Full Disclosure. None of the representations and warranties made by Seller or made in any certificate or memorandum furnished or to be furnished by any of them, or on their behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

ARTICLE THREE OBLIGATIONS BEFORE CLOSING

3.01 Seller's Covenants. Seller covenants that from the date of this agreement until closing:

     3.011 Access to Information. Buyer and its counsel, accountants, and other representatives shall have full access during normal business to all properties, books, accounts, records, contracts, and documents of or relating to the Assets and Premises. Seller shall furnish or cause to be furnished to Buyer and its representative all data and information concerning the business, finances, and properties that may reasonably be requested.

3.012 Consents. At Closing, Seller will deliver the written consent of the persons whose consents are required to transact all transfers contemplated hereby and will furnish to Buyer executed copies of these consents.

     3.013 Warranties at Closing. All representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this Agreement will also be true and correct as of the closing date as if made on that date.

ARTICLE FOUR BUYER'S OBLIGATIONS BEFORE CLOSING

     Buyer will use its best efforts to assist Seller in obtaining the consent of all necessary persons and agencies to the assignment and transfer to Buyer of any and all properties, assets, and agreements, including agreements with United States Government or any of its agencies, to be assigned and transferred under the terms of this Agreement.

ARTICLE FIVE

CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

     5.01 Conditions. The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the closing, or all the conditions set out below in this Article 5. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of their representations, warranties, or covenants under this Agreement.

     5.02 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by the Seller in this Agreement or in any written statement that shall be delivered to Buyer by any of them under this Agreement shall be true on and as of the closing date as though made at that time.

     5.03 Performance of Seller. Seller shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by all articles, sections and paragraphs of this Agreement to be performed or complied with by them, or their agents, or any of them, on or before the closing date.

     5.04 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the closing date.

     5.05 Consents. All necessary agreements and consents (including without limitation any antitrust consents) of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including the governmental entities, shall have been obtained by Seller and delivered to Buyer.

     5.06 Approval of Documents. The form, substance and opinions of all certificates, instruments, title commitments, opinions, and other documents delivered to Buyer under this Agreement shall be acceptable and satisfactory in all respects to Buyer and its counsel.

ARTICLE SIX

CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

     Buyer shall have performed and complied with all covenants and agreements, satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the closing.

ARTICLE SEVEN

THE CLOSING

     7.01 Time and Place. The closing of this transaction (the Closing) shall take place at the office of Buyer on June 15, 2009 , or at such other time and place as the parties may agree to in writing (the Closing Date).

     7.02 Sellers Obligations. At the closing, Seller shall deliver or cause to be delivered to Buyer: instruments of assignment and transfer of all the Assets of Seller in form and substance satisfactory to Buyer. Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignment, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Buyer, Seller further agree to prosecute or otherwise enforce in Sellers name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Sellers name. Any prosecution or enforcement of claims, rights, or benefits under this paragraph shall be solely at Buyers expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Seller.

     7.03 Buyers Obligations. At the closing, Buyer shall deliver to Seller a share certificate representing 47,750,000 Common Shares of the Buyer.

     7.04. Information Requirements. Seller acknowledges that Buyer is a US reporting issuer and as such, is required to file with the Securities and Exchange Commission substantive disclosure in form 8-K regarding the Premises, the Assets, the Seller and its principals (the Disclosure) . The form 8-K must be filed within 4 days of the Closing. Prior to Closing, Seller will provide the Disclosure to the extent considered necessary by Buyer and its legal counsel and will fully cooperate with Buyer in preparing the form 8-K to the standards required of US reporting issuers who have undergone a change of control and acquired substantial assets.

ARTICLE EIGHT SELLER'S OBLIGATIONS AFTER CLOSING

     Seller shall indemnify, defend, and hold harmless Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys fees, that it shall incur or suffer, which arise, result from, or relate to any breach of, or failure by Seller to perform, any of its representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement.

ARTICLE NINE BUYER'S OBLIGATIONS AFTER CLOSING

     Buyer agrees to indemnify and hold harmless Seller against, and in respect of, any and all claims, losses, expenses, costs obligations, and liabilities they may incur by reason of Buyers breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation under this Agreement. Promptly following closing, Buyers Board of Directors will be increased to six (6) Directors, three (3) of whom shall be appointed by Seller, subject to compliance with applicable corporate and securities laws.

ARTICLE TEN COSTS

Except as otherwise stated herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiation and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

ARTICLE ELEVEN FORM OF AGREEMENT

     11.01 Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     11.02 Modification and Waiver. This Agreement constitutes the entire agreement between parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     11.03 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE TWELVE PARTIES

     12.01 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

     12.02 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

ARTICLE THIRTEEN REMEDIES

     13.01 Arbitration. Except for an action for specific performance which may be the subject of judicial action, any controversy or claim arising out of, or relating to, this agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Denver, Colorado in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     13.02 Termination. Either party may terminate this Agreement on the Closing Date, without liability to the other is, and only if, any bona fide action or proceeding shall be pending against any party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this agreement or if any agency of the federal or of any state government shall have objected at or before the Closing Date to this acquisition or to any other action required by or in connection with this Agreement.

     13.03 Termination on Default. If either Buyer or Seller materially defaults in the due and timely performance of any of its or their warranties, covenants, or agreements under this agreement, the nondefaulting party or parties may on the Closing Date give notice of termination of this agreement, in the manner provided in paragraph 17.01. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective three (3) business days after the Closing Date, unless the specific default or defaults have been cured on or before this effective date for termination.

     13.04 Specific Performance. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

     13.05 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE FOURTEEN

NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

     14.01 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the closing, including the transfer of any real property.

     14.02 Investment Representations. The Seller understands (a) that the common shares of Buyer to be conveyed pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the 1933 Act) the Nevada Securities Act or any other state securities laws ( the Securities Acts) because the Buyer is issuing these shares in reliance upon the exemptions from the registrations requirements of the Securities Acts providing for issuance of securities not involving a public offering; (b) that the Buyer has relied upon the fact that the common shares to be issued are to be held by the Seller for investment; and (c) that exemption from registration under the Securities Acts would not be available if the common shares to be issued were acquired by the Seller with a view to distribution. Accordingly, the Seller hereby confirms to the Buyer that such Seller is acquiring the common shares for the Seller’s own account for investment and not with a view to the resale or distribution thereof. The Seller agrees not to transfer, sell or offer for sale any portion of the common shares unless there is an effective registration or other qualification relating thereto under the Securities Acts or unless the Seller delivers to the Buyer an opinion of counsel, satisfactory to the Buyer, that such registration or other qualification under the Securities Acts is not required in connection with such transfer, offer or sale. The Seller understands that the Buyer is under no obligation to register the common shares or to assist the Seller in complying with any exemption from registration under the Securities Acts, if the Seller should, at a later date, wish to dispose of the common shares. Furthermore, the Seller realizes that the common shares are unlikely to qualify for disposition under Rule 144 promulgated under the 1933 Act, unless the Seller is not an “affiliate” of the Buyer and the common shares have been beneficially owned and fully paid for by the Seller for at least the period required by relevant rule or regulation prior to disposition. Prior to acquiring the common shares, the Seller has made an investigation of the Buyer and its business and Buyer has made available to the Seller all information with respect thereto which the Sellers needed to make an informed decision to acquire the common shares. The Seller considers itself to be a “Person” possessing experience and sophistication as an investor which are adequate for the evaluation of the merits and risks of Seller’s investment in the common shares. The Seller further represents that it has such knowledge and experience in financial and business matters that makes it capable of evaluating the merits and risks of its ownership of the common shares, of protecting its own interests in connection therewith, and of bearing the economic risk of losing its entire investment in the common shares. Finally, the Seller recognizes that its investment in the Buyer involves substantial risk, and that it has evaluated and fully understand all risks in its decision to own common shares of the Buyer.

ARTICLE FIFTEEN NOTICES

     All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the address indicated above. Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE SIXTEEN GOVERNING LAW

This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada.

IN WITNESS WHERE0F, the parties to this agreement have duly executed it on the day and year first above written.

BUYER

By Stephen B. Doppler, President and CEO Aurelio Resource Corporation

SELLER

By David C. Knight, President and CEO C³ Resources, Inc.